UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2021

Altair Engineering Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38263	38-2591828
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1820 E. Big Beaver Road Troy, Michigan	48083
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 614-2400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock $0.0001 par value per share	ALTR	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On July 13, 2021, Richard Hart, notified the board of directors (the “Board”) of Altair Engineering Inc. (the “Company”) that he will resign as a member of the Board to focus on his other professional responsibilities.

Appointment of New Director

Upon the recommendation of the Company’s Nominating and Corporate Governance Committee, on July 16, 2021, the Board appointed Shekar Ayyar, age 57, to serve as a director, to fill the vacant director position created by the resignation of Mr. Hart. Mr. Ayyar will hold this position until the 2022 annual meeting of the Company’s stockholders or until his successor is elected and qualified, subject to his earlier resignation or removal. Mr. Ayyar was also appointed as a member of the Board’s Audit Committee, Nominating and Corporate Governance Committee and Tech Committee.

Mr. Ayyar is currently employed by AdMY Technology Group, Inc. (“AdMY”), a special purpose acquisition company, where he has served as the Chief Executive Officer and a member of the board of directors since January 30, 2021. Mr. Ayyar is also a Venture Partner at NTTVC, a role he has held since May 4, 2021. Prior to joining AdMY and NTTVC, Mr. Ayyar held various executive positions at VMware, Inc., a cloud computing and technology company, from 2007 to May 2021(NYSE: VMW). Most recently, he served as strategic advisor to the chief executive officer of VMware and as Executive Vice President and General Manager of the Telco Edge Cloud business units at VMware. Prior to his work with VMware, he served as Senior Vice President of Product Management at BindView Development Corporation, a software company, from 2004 to 2006 (formerly Nasdaq: BVEW). Prior to that, Mr. Ayyar served as Vice President and Senior Vice President of Business Development at Instantis, Inc., a software company, from 2000 to 2004. Prior to that, Mr. Ayyar led strategy and business development initiatives in communications and computing at Lucent Technologies, Inc., a telecommunications equipment company (formerly NYSE: LU). Prior to that, Mr. Ayyar was a consultant at McKinsey & Company, Inc. and prior to that Mr. Ayyar served as an assistant professor of electrical engineering at Lafayette College and conducted research at Bell Laboratories. Mr. Ayyar holds a master of business administration degree from The Wharton School of the University of Pennsylvania, where he graduated as a Palmer Scholar. Mr. Ayyar also holds a Ph.D. from Johns Hopkins and a bachelor’s degree from the Indian Institute of Technology Bombay, both in electrical engineering. The Company believes that Mr. Ayyar is qualified to serve on the Board as a result of his extensive leadership experience in the software and cloud computing technology spaces, as well as his record of accomplishment in corporate strategy and mergers and acquisitions.

In connection with Mr. Ayyar’s appointment, Mr. Ayyar will receive (i) a one-time award of restricted stock units in an amount equal to $200,000 of the Company’s Class A common stock as determined at the fair market value of the Company’s Class A common stock on July 16, 2021, which vests in three equal annual installments commencing on the first anniversary of the grant date and (ii) as part of compensation for his service, restricted stock units in an amount equal to $200,000 of the Company’s Class A common stock as determined at the fair market value of the Company’s Class A common stock on July 16, 2021, which shall fully vest on the one-year anniversary of the grant date.

The Company has also entered into an indemnification agreement with Mr. Ayyar on the Company’s standard form of indemnification agreement, a copy of which was previously filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTAIR ENGINEERING INC.

Dated: July 16, 2021	By:	/s/ Raoul Maitra
Name: Raoul Maitra
Title: Chief Legal Officer